Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DaVita Inc.:

We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our reports on the consolidated financial statements and the related financial statement schedule refer to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Income Tax Uncertainties, effective January 1, 2007.

We consent to the use of our report dated June 24, 2008, with respect to the statements of net assets available for benefits of the DaVita Inc. Retirement Savings Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

March 26, 2009